MANAGEMENT'S REPORT
The Southern Company and Subsidiary Companies 1994 Annual Report


The management of The Southern Company has prepared -- and is responsible for -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of The Southern Company and its subsidiary companies in conformity with generally accepted accounting principles. As discussed in Note 4 to the financial statements, an uncertainty exists with respect to the actions of regulators regarding recoverability of the investment in the Rocky Mountain pumped storage hydroelectric project. The outcome of this uncertainty cannot be determined until a regulatory review is completed. Accordingly, no provision for any write-down of the costs associated with the Rocky Mountain project resulting from the potential actions of the Georgia Public Service Commission has been made in the accompanying financial statements.



/s/ A. W. Dahlberg
    A. W. Dahlberg
    Chairman, President, and Chief Executive Officer



/s/ W. L. Westbrook
    W. L. Westbrook
    Financial Vice President and Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and to the Stockholders of The Southern Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of The Southern Company (a Delaware corporation) and subsidiary companies as of December 31, 1994 and 1993, and the related consolidated statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements (pages 11-32) referred to above present fairly, in all material respects, the financial position of The Southern Company and subsidiary companies as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the periods stated, in conformity with generally accepted accounting principles.

   As explained in Notes 2 and 9 to the financial statements, effective January 1, 1993, The Southern Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.

    As more fully discussed in Note 4 to the financial statements, an uncertainty exists with respect to the actions of the regulators regarding recoverability of the investment in the Rocky Mountain pumped storage hydroelectric project. The outcome of this uncertainty cannot be determined until a regulatory review is completed. Accordingly, no provision for any write-down of the costs associated with the Rocky Mountain project resulting from the potential actions of the Georgia Public Service Commission has been made in the accompanying financial statements.





/s/ Arthur Andersen LLP



Atlanta, Georgia
February 15, 1995


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                                       3


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
The Southern Company and Subsidiary Companies 1994 Annual Report


RESULTS OF OPERATIONS

Earnings and Dividends

The Southern Company's 1994 earnings were $989 million or $1.52 per share, a decrease of $13 million or 5 cents per share from the year 1993. Earnings were significantly affected in 1994 by efforts related to the company's strategy to remain a low-cost producer of electricity and a high-quality investment.
These efforts included work force reduction programs in 1994 and additional investments in companies related to the core business of electricity. These investments have put downward pressure on earnings and return on equity, and that trend will continue in the near term. However, the investments should support growth and strength in the financial condition of the company as it emerges into a more competitive and global environment.

    Costs related to the work force reduction programs decreased earnings by $61 million or 9 cents per share. These costs should be recovered through future savings in about two years. Additional non-operating or non-recurring items affected earnings in 1994 and 1993. After excluding these items in both years, 1994 earnings from operations of the ongoing business of selling electricity were $1.0 billion -- or $1.58 per share -- an increase of $11 million compared with 1993. The non-operating items that affected earnings were as follows:

                              Consolidated            Earnings
                              Net Income              Per Share
                          -----------------     -----------------
                              1994     1993       1994     1993
                          -----------------     -----------------
                               (in millions)

Earnings as reported        $  989   $1,002      $1.52    $1.57
- -----------------------------------------------------------------
Work force reduction
  programs in 1994              61        -        .09        -
Sale of facilities             (28)     (18)      (.04)    (.03)
Environmental
  cleanup                        5       25        .01      .04
Transportation fleet
  reduction                      -       13          -      .02
Gulf States related              -       (6)         -     (.01)
- -----------------------------------------------------------------
Total non-operating             38       14        .06      .02
- -----------------------------------------------------------------
Earnings from
  operations                $1,027   $1,016      $1.58    $1.59
=================================================================
Amount and
    percent change             $11      1.1%    $(0.01)    (0.6)%
- -----------------------------------------------------------------

    In 1994, non-operating items -- both positive and negative -- had an impact on earnings, which resulted in a net reduction of $38 million. These items were:
(1) Costs associated with work force reduction programs implemented in 1994 decreased earnings. (2) The third in a series of four separate transactions to sell Plant Scherer Unit 4 to two Florida utilities and the sale of a 50 percent interest in a cogeneration facility in Virginia increased earnings. (3) Environmental cleanup costs decreased earnings.

    Items not discussed above that affected 1993 earnings were: (1)
Costs associated with a transportation fleet reduction program decreased earnings. (2) Transactions related to a 1991 settlement agreement with Gulf States Utilities Company increased earnings.

   In January 1994, The Southern Company board of directors approved a two-for-one common stock split in the form of a stock distribution. All common stock data reported reflect the stock distribution. Dividends paid on common stock during 1994 were $1.18 per share or 29 1/2 cents per quarter. During 1993 and 1992, dividends paid per share were $1.14 and $1.10, respectively. In January 1995, The Southern Company board of directors raised the quarterly dividend to 30 1/2 cents per share or an annual rate of $1.22 per share.

Revenues

Operating revenues decreased in 1994 and increased in 1993 and 1992 as a result of the following factors:

                                     Increase (Decrease)
                                      From Prior Year
                                  ----------------------------
                                     1994        1993     1992
                                  ----------------------------
                                         (in millions)
Retail --
  Change in base rates              $  3         $  3    $ 137
  Sales growth                       153          104      138
  Weather                           (177)         198     (113)
  Fuel recovery and other           (107)         199      (55)
- ---------------------------------------------------------------
Total retail                        (128)         504      107
- ---------------------------------------------------------------
Sales for resale --
  Within service area                (87)          38       (8)
  Outside service area              (108)        (184)     (87)
- ---------------------------------------------------------------
Total sales for resale              (195)        (146)     (95)
Other operating revenues             131           58       11
- ---------------------------------------------------------------
Total operating revenues           $(192)        $416     $ 23
==============================================================
Percent change                      (2.3)%        5.2%     0.3%
- --------------------------------------------------------------

  Retail revenues of $7.1 billion in 1994 decreased 1.8 percent from last year, compared with an increase of 7.4 percent in 1993. Under fuel cost recovery

The Southern Company and Subsidiary Companies 1994 Annual Report

provisions, fuel revenues generally equal fuel expense -- including the fuel component of purchased energy -- and do not affect net income.

    Revenues from sales for resale within the service area were $360 million in 1994, down 19 percent from the prior year. The decrease resulted from certain municipalities and cooperatives in the service area retaining more of their own generation at facilities jointly owned with Georgia Power. Sales for resale revenues within the service area were $447 million in 1993, up 9.2 percent from the prior year. This increase resulted primarily from the prolonged hot summer weather, which increased the demand for electricity.

    Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components were as follows:

                        1994          1993          1992
                        --------------------------------
                                  (in millions)
   Capacity             $276          $350          $457
   Energy                176           230           330
   -----------------------------------------------------
   Total                $452          $580          $787
   =====================================================

    Capacity revenues decreased in 1994 and 1993 because the amount of capacity under contract declined by some 400 megawatts and 500 megawatts, respectively. In 1995, the contracted capacity will decline another 100 megawatts. Additional declines in capacity are not scheduled until after 1999.

    Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1994 and the percent change by year were as follows:


 (billions of            Amount               Percent Change
  kilowatt-hours)        ------          ------------------------
                          1994           1994       1993     1992
                          ----           ------------------------
Residential               35.8          (2.6)%      9.5%     0.0%
Commercial                34.1           3.8        5.9      2.1
Industrial                50.3           3.2        1.9      3.8
Other                      0.9           3.8        4.6     (4.8)
                         -----
Total retail             121.1           1.6        5.3      2.1
Sales for resale --
  Within service area      8.1         (38.5)       9.5     (1.7)
  Outside service area    10.8         (13.5)     (25.2)   (16.2)
                         -----
Total                    140.0          (3.4)       2.1     (0.7)
=================================================================

    The rate of increase in 1994 retail energy sales was suppressed by the impact of weather. Residential energy sales registered the first annual decrease in more than a decade as a result of milder-than-normal summer weather in 1994, compared with the extremely hot summer of 1993. Commercial and industrial sales continue to show moderate gains in excess of the national average. This reflects the strength of business and economic conditions in The Southern Company's service area. Energy sales to retail customers are projected to increase at an average annual rate of 1.9 percent during the period 1995 through 2005.

    Energy sales for resale outside the service area are predominantly unit power sales under long-term contracts to Florida utilities. Economy sales and amounts sold under short-term contracts are also sold for resale outside the service area. Sales to customers outside the service area continue to decrease, primarily as a result of the scheduled decline in megawatts of capacity under contract.

Expenses

Total operating expenses of $6.6 billion for 1994 declined 2.1 percent compared with the prior year. The costs to produce and deliver electricity in 1994 declined by $297 million, primarily as a result of less energy being sold and continued effective cost controls. However, certain other expenses in 1994 increased compared with expenses in 1993. Depreciation expenses and property taxes increased by $41 million as a result of additional utility plant being placed into service. The work force reduction programs in 1994 increased expenses by $100 million. The amortization of deferred expenses related to Plant Vogtle increased by $39 million in 1994 when compared with the prior year. For additional information concerning Plant Vogtle, see Note 1 to the financial statements under "Plant Vogtle Phase-In Plans."

    In 1993, operating expenses of $6.7 billion were up 6.5 percent compared with 1992. The increase was attributable to higher production expenses of $75 million to meet increased energy demands and an additional $50 million in depreciation expenses and property taxes. The transportation fleet reduction program and environmental cleanup costs discussed earlier increased expenses by some $62 million. Also, a $67 million change in deferred Plant Vogtle expenses compared with the amount in 1992 contributed to the rise in total operating expenses.

    Fuel costs constitute the single largest expense for The Southern Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and

The Southern Company and Subsidiary Companies 1994 Annual Report

nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                      1994     1993     1992
                                      ----------------------
Total generation
   (billions of kilowatt-hours)        142      144      140
Sources of generation
   (percent) --
     Coal                               75       78       77
     Nuclear                            19       17       17
     Hydro                               5        4        5
     Oil and gas                         1        1        1
Average cost of fuel per net
   kilowatt-hour generated
      (cents) --
       Coal                           1.80     1.90     1.86
       Nuclear                        0.56     0.54     0.54
       Oil and gas                    3.99     4.34     4.81
Total                                 1.56     1.67     1.62
- ------------------------------------------------------------

   Fuel and purchased power costs of $2.3 billion in 1994 decreased $266 million or 10 percent compared with 1993, primarily because 3.1 billion fewer kilowatt-hours were needed to meet customer requirements. Also, the decrease in these costs was attributable to a lower average cost of fuel per net kilowatt-hour generated. Fuel and purchased power expenses of $2.6 billion in 1993 increased 1.3 percent compared with the prior year because of increased energy demands and a slightly higher average cost of fuel per net kilowatt-hour generated.

   For 1994, income taxes rose $8 million or 1.3 percent above the amount reported for 1993. The increase resulted primarily from the sale of interests in generating plant facilities discussed earlier. For 1993, income taxes increased $69 million compared with the prior year. The increase was primarily attributable to a 1 percent increase in the corporate federal income tax rate effective January 1993, and the increase in taxable income from operations.

    Total gross interest charges and preferred stock dividends continued to decline from amounts reported in the previous year. The declines are attributable to lower interest rates and significant refinancing activities in 1993 and 1992. In 1994, these costs were $765 million -- down $66 million or 8.0 percent. These costs for 1993 decreased $21 million. As a result of favorable market conditions, $1.0 billion in 1994, $3.0 billion in 1993, and $2.4 billion in 1992 of senior securities were issued for the primary purpose of retiring higher-cost securities.

Effects of Inflation

The Southern Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on The Southern Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from growth in energy sales to a less regulated, more competitive environment.

    Georgia Power has completed three of four separate transactions to sell Unit 4 of Plant Scherer to two Florida utilities. The remaining transaction is scheduled to take place in 1995 with the after-tax gain currently estimated to total approximately $12 million. See Note 7 to the financial statements for additional information.

   In 1994, work force reduction programs were implemented, reducing earnings by $61 million. These actions will assist in efforts to control growth in future operating expenses.

    See Note 4 to the financial statements for information on an uncertainty regarding full recovery of an investment in the Rocky Mountain pumped storage hydroelectric project scheduled to be in commercial operation in 1995.

    Future earnings in the near term will depend upon growth in energy sales, which are subject to a number of factors. Traditionally, these factors have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, and the rate of economic growth in the company's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric

The Southern Company and Subsidiary Companies 1994 Annual Report


utilities. The Southern Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This may enhance the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. In order to address these initiatives, numerous questions must be resolved with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless The Southern Company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability.

    The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA). The amendment allows holding companies to form exempt wholesale generators and foreign utility companies to sell power largely free of regulation under PUHCA. These entities are able to sell power to affiliates -- under certain restrictions -- and to own and operate power generating facilities in other domestic and international markets. To take advantage of these opportunities, Southern Electric International (Southern Electric) -- founded in 1981 -- is focusing on international and domestic cogeneration, the independent power market, and the privatization of generating facilities in the international market. During 1994, additional investments were made in entities that own and operate generating facilities in domestic and various international markets. At December 31, 1994, Southern Electric's investment in these facilities amounted to $436 million. In the near term, Southern Electric is expected to have minimal effect on earnings, but the potential exists that it could be a prime contributor to future earnings growth.

    Southern Communications Services is constructing a wireless communications system to provide services beginning in 1995 to Southern Company subsidiaries and to other parties. It is anticipated that the operations of this new subsidiary, at least in its early years, will negatively affect earnings and cash flow.

    Demand-side options -- programs that enable customers to lower or alter their peak energy requirements -- have been implemented by some of the system operating companies and are a significant part of integrated resource planning. See Note 3 to the financial statements under "Georgia Power Demand-Side Conservation Programs" for information concerning the recovery of certain costs. Customers can receive cash incentives for participating in these programs as well as reduce their energy requirements. Besides promoting energy efficiency, another benefit of these programs could be the ability to defer the need to construct costly baseload generating facilities further into the future.

    The ability to defer major construction projects in conjunction with regulatory precertification approval processes for both new plant additions and purchase power contracts should minimize the possibility of not being able to fully recover additional costs.

    Rates to retail customers served by the system operating companies are regulated by the respective state public service commissions in Alabama, Florida, Georgia, and Mississippi. Rates for Alabama Power and Mississippi Power are adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. See Note 3 to the financial statements for information about other retail and wholesale regulatory matters.

   The Southern Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

   The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the company -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the FASB has decided to review the accounting for nuclear decommissioning. If current electric utility industry accounting practices for decommissioning are changed: (1) Annual provisions for decommissioning could increase. (2) The estimated cost for decommissioning may be required to be recorded as a liability in the Consolidated Balance Sheets. In

The Southern Company and Subsidiary Companies 1994 Annual Report

management's opinion -- should these changes be required -- the changes would not have a significant adverse effect on results of operations because of the company's current and expected future ability to recover decommissioning costs through rates. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

    The company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

   Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

FINANCIAL CONDITION

Overview

The Southern Company's financial condition continues to remain at the strongest level since the mid-1980s. Earnings from operations continued to increase in 1994 and exceeded $1 billion. Based on this performance, in January 1995, The Southern Company board of directors increased the common stock dividend for the fourth consecutive year.

    Another major change in The Southern Company's financial condition was gross property additions of $1.5 billion to utility plant. The majority of funds needed for gross property additions since 1991 have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Consolidated Statements of Cash Flows provide additional details.

   The Southern Company has a policy that financial derivatives are to be used only to mitigate business risks and not for speculative purposes. Derivatives have been used by the company on a very limited basis. At December 31, 1994, the credit risk for derivatives outstanding was not material.

Capital Structure

The company achieved a ratio of common equity to total capitalization -- including short-term debt -- of 44.4 percent in 1994, compared with 43.8 percent in 1993 and 42.8 percent in 1992. The company's goal is to maintain the common equity ratio generally within a range of 40 percent to 45 percent.

    During 1994, the operating companies sold $185 million of first mortgage bonds and, through public authorities, $749 million of pollution control revenue bonds. Preferred securities of $100 million were issued in 1994. The operating companies continued to reduce financing costs by retiring higher-cost bonds. Retirements, including maturities, of bonds totaled $973 million during 1994, $2.5 billion during 1993, and $2.8 billion during 1992. Retirements of preferred stock totaled $1 million during 1994, $516 million during 1993, and $326 million during 1992. As a result, the composite interest rate on long-term debt decreased from 8.8 percent at December 31, 1991, to 7.2 percent at December 31, 1994. During this same period, the composite dividend rate on preferred stock declined from 7.7 percent to 6.7 percent.

    In 1994, The Southern Company raised $159 million from the issuance of new common stock under the company's various stock plans. An additional $120 million of new common stock was issued through a public offering in early 1994. At the close of 1994, the company's common stock had a market value of $20.00 per share, compared with a book value of $12.47 per share. The market-to-book value ratio was 160 percent at the end of 1994, compared with 184 percent at year-end 1993 and 168 percent at year-end 1992.

Capital Requirements for Construction

The construction program of the operating companies is budgeted at $1.4 billion for 1995, $1.3 billion for 1996, and $1.3 billion for 1997. The total is $4.0 billion for the three years. Actual construction costs may vary from this estimate because of factors such as changes in environmental regulations; changes in existing nuclear plants to meet new regulations; revised load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

The Southern Company and Subsidiary Companies 1994 Annual Report

    The operating companies do not have any baseload generating plants under construction, and current energy demand forecasts do not require any additional baseload facilities until well into the future. However, within the service area, the construction of combustion turbine peaking units of approximately 1,100 megawatts of capacity is planned to be completed by 1997 to meet increased peak-hour demands. In addition, significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $718 million will be required by the end of 1997 for present sinking fund requirements and maturities of long-term debt. Also, the operating subsidiaries will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- will have a significant impact on The Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance began in 1995 and affected eight generating plants -- some 10,000 megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

    The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

    The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional construction expenditures were required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment will be installed on all fossil-fired units. Construction expenditures for Phase I compliance are estimated to total approximately $300 million through 1995.

    For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances, depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. Therefore, during the period 1996 to 2000, current compliance strategy could require total estimated construction expenditures of approximately $150 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An average increase of up to 2 percent in revenue requirements from customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    Metropolitan Atlanta is classified as a non-attainment area with regard to the ozone ambient air quality standards. Title I of the Clean Air Act requires the state of Georgia to conduct specific studies and establish new control rules
- -- affecting sources of nitrogen oxides and volatile organic compounds -- to achieve attainment by 1999. As the required first step, the state has issued

The Southern Company and Subsidiary Companies 1994 Annual Report

rules for the application of reasonably available control technology to reduce nitrogen oxide emissions by May 31, 1995. The results of these new rules require nitrogen oxide controls, above Title IV requirements, on some Georgia Power plants. Final attainment rules, based on modeling studies, could require installation of additional controls for nitrogen oxide emissions to meet the 1999 deadline. A decision on new requirements is expected in 1996. Compliance with any new rules could result in significant additional costs. The actual impact of new rules will depend on the development and implementation of such rules.

    Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study by November 1995. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provision of the Clean Air Act. The EPA issued proposed rules in November 1994 and is required to take final action on this issue in 1996. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

    In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matter, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

    In 1995, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

    In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

    The Southern Company subsidiaries must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the subsidiaries could incur substantial costs to clean up properties. The subsidiaries conduct studies to determine the extent of any required cleanup costs and have recognized in their respective financial statements costs to clean up known sites. These costs for The Southern Company amounted to $8 million, $41 million, and $3 million in 1994, 1993, and 1992, respectively. Additional sites may require environmental remediation for which the subsidiaries may be liable for a portion or all required cleanup costs. See Note 3 to the financial statements for information regarding Georgia Power's potentially responsible party status at a site in Brunswick, Georgia.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of The Southern Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

The Southern Company and Subsidiary Companies 1994 Annual Report

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect The Southern Company. The impact of new legislation
- -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

In early 1995, The Southern Company sold -- through a public offering -- common stock with proceeds totaling $103 million. The company may require additional equity capital during the remainder of 1995. The amount and timing of additional equity capital to be raised in 1995 -- as well as in subsequent years -- will be contingent on The Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans. Any portion of the common stock required during 1995 for the company's stock plans that is not provided from the issuance of new stock will be acquired on the open market in accordance with the terms of such plans.

    The operating subsidiaries plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which was primarily from internal sources. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval.

    Completing the sale of Unit 4 of Plant Scherer in 1995 will provide some $130 million of cash.

    To meet short-term cash needs and contingencies, the system companies had approximately $139 million of cash and cash equivalents and $1.4 billion of unused credit arrangements with banks at the beginning of 1995.

    To issue additional first mortgage bonds and preferred stock, the operating companies must comply with certain earnings coverage requirements designated in their mortgage indentures and corporate charters. The ability to issue securities in the future will depend on coverages at that time. Currently, each of the operating companies expects to have adequate coverage ratios for anticipated requirements through at least 1997.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1994, 1993, and 1992
The Southern Company and Subsidiary Companies 1994 Annual Report


==========================================================================================================================
                                                                                1994               1993               1992
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                     (in millions)
Operating Revenues                                                            $8,297             $8,489             $8,073
- --------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                         2,058              2,265              2,114
  Purchased power                                                                277                336                454
  Other                                                                        1,505              1,445              1,310
Maintenance                                                                      660                653                613
Depreciation and amortization                                                    821                793                768
Amortization of deferred Plant Vogtle expenses, net (Note 1)                      75                 36                (31)
Taxes other than income taxes                                                    475                462                436
Federal and state income taxes                                                   711                734                647
- --------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                       6,582              6,724              6,311
- --------------------------------------------------------------------------------------------------------------------------

Operating Income                                                               1,715              1,765              1,762
Other Income (Expense):
Allowance for equity funds used during construction                               11                  9                 10
Interest income                                                                   32                 30                 32
Other, net                                                                       (48)               (41)               (50)
Income taxes applicable to other income                                           26                 57                 39
- --------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                 1,736              1,820              1,793
- --------------------------------------------------------------------------------------------------------------------------
Interest Charges and Preferred Dividends:
Interest on long-term debt                                                       568                595                684
Allowance for debt funds used during construction                                (18)               (13)               (12)
Interest on notes payable                                                         33                 30                 16
Amortization of debt discount, premium, and expense, net                          30                 26                 14
Other interest charges                                                            47                 87                 34
Preferred dividends of subsidiary companies                                       87                 93                104
- --------------------------------------------------------------------------------------------------------------------------
Net interest charges and preferred dividends                                     747                818                840
- --------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                       $  989              $1,002            $  953
==========================================================================================================================
Common Stock Data:  (Note 10)
  Average number of shares of common stock outstanding (in millions)             650                 637               632
  Earnings per share of common stock                                          $ 1.52               $1.57             $1.51
  Cash dividends paid per share of common stock                               $ 1.18               $1.14             $1.10
- --------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1994, 1993, and 1992

=========================================================================================================================
                                                                               1994                 1993             1992
- -------------------------------------------------------------------------------------------------------------------------
                                                                                            (in millions)
Balance at Beginning of Year                                                 $2,968               $2,721           $2,490
Consolidated net income                                                         989                1,002              953
- -------------------------------------------------------------------------------------------------------------------------
                                                                              3,957                3,723            3,443
Cash dividends on common stock                                                  766                  726              695
Capital and preferred stock transactions, net                                     -                   29               27
- -------------------------------------------------------------------------------------------------------------------------
Balance at End of Year  (Note 10)                                            $3,191               $2,968           $2,721
=========================================================================================================================
The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1994, 1993, and 1992
The Southern Company and Subsidiary Companies 1994 Annual Report


=================================================================================================
                                                              1994           1993           1992
- -------------------------------------------------------------------------------------------------
                                                                        (in  millions)
Operating Activities:
Consolidated net income                                    $   989         $1,002         $  953
Adjustments to reconcile consolidated net income
  to net cash provided by operating activities --
    Depreciation and amortization                            1,050          1,011            969
    Deferred income taxes and investment tax credits            (4)           189            215
    Allowance for equity funds used during construction        (11)            (9)           (10)
    Deferred Plant Vogtle costs (Note 1)                        75             36            (31)
    Gain on asset sales                                        (52)           (36)            --
    Other, net                                                  45             (9)           (32)
    Changes in certain current assets and liabilities --
      Receivables, net                                         114            (55)           (10)
      Fossil fuel stock                                       (110)           138             53
      Materials and supplies                                   (18)            (2)           (76)
      Accounts payable                                          81             43             35
      Other                                                    (48)           (61)           (71)
- -------------------------------------------------------------------------------------------------
Net cash provided from operating activities                  2,111          2,247          1,995
- -------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                    (1,536)        (1,441)        (1,105)
Southern Electric's investments                               (405)          (465)            --
Sales of property                                              171            262             44
Other                                                          (87)           (37)            61
- -------------------------------------------------------------------------------------------------
Net cash used for investing activities                      (1,857)        (1,681)        (1,000)
- -------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
  Common stock                                                 279            205             30
  Preferred securities                                         100             --             --
  Preferred stock                                               --            426            410
  First mortgage bonds                                         185          2,185          1,815
  Other long-term debt                                       1,188            592            256
Retirements --
  Preferred stock                                               (1)          (516)          (326)
  First mortgage bonds                                        (241)        (2,178)        (2,575)
  Other long-term debt                                      (1,039)          (450)          (296)
Increase in notes payable, net                                  37            114            525
Payment of common stock dividends                             (766)          (726)          (695)
Miscellaneous                                                  (35)          (137)          (148)
- -------------------------------------------------------------------------------------------------
Net cash used for financing activities                        (293)          (485)        (1,004)
- -------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents           (39)            81             (9)
Cash and Cash Equivalents at Beginning of Year                 178             97            106
- -------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                   $   139         $  178         $   97
=================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
  Interest (net of amount capitalized)                        $618           $673           $743
  Income taxes                                                 716            530            458
- -------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.


CONSOLIDATED BALANCE SHEETS
At December 31, 1994 and 1993
The Southern Company and Subsidiary Companies 1994 Annual Report

=============================================================================================
Assets                                                                     1994          1993
- ---------------------------------------------------------------------------------------------
                                                                              (in  millions)

Utility Plant:
Plant in service (Note 1)                                               $29,209       $27,687
Less accumulated provision for depreciation                               9,577         8,934
- ---------------------------------------------------------------------------------------------
                                                                         19,632        18,753
Nuclear fuel, at amortized cost                                             238           229
Construction work in progress (Note 4)                                    1,247         1,031
- ---------------------------------------------------------------------------------------------
Total                                                                    21,117        20,013
- ---------------------------------------------------------------------------------------------
Other Property and Investments:
Argentine operating concession, being amortized (Note 5)                    446           469
Nuclear decommissioning trusts                                              125            88
Miscellaneous                                                               224           179
- ---------------------------------------------------------------------------------------------
Total                                                                       795           736
- ---------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                   139           178
Special deposits                                                             36             -
Receivables, less accumulated provisions for uncollectible accounts
  of $9 million in 1994 and in 1993                                       1,022         1,147
Fossil fuel stock, at average cost                                          354           254
Materials and supplies, at average cost                                     553           535
Prepayments                                                                 194           148
Vacation pay deferred (Note 1)                                               70            73
- ---------------------------------------------------------------------------------------------
Total                                                                     2,368         2,335
- ---------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 9)                         1,454         1,546
Deferred Plant Vogtle costs (Note 1)                                        432           507
Debt expense, being amortized                                                48            33
Premium on reacquired debt, being amortized                                 298           288
Miscellaneous                                                               530           453
- ---------------------------------------------------------------------------------------------
Total                                                                     2,762         2,827
- ---------------------------------------------------------------------------------------------
Total Assets                                                            $27,042       $25,911
=============================================================================================
The accompanying notes are an integral part of these balance sheets.


At December 31, 1994 and 1993
The Southern Company and Subsidiary Companies 1994 Annual Report

=============================================================================================
Capitalization and Liabilities                                             1994          1993
- ---------------------------------------------------------------------------------------------
                                                                              (in millions)

Capitalization (See accompanying statements):
Common stock equity                                                     $ 8,186       $ 7,684
Preferred stock                                                           1,332         1,333
Preferred securities                                                        100             -
Long-term debt                                                            7,593         7,412
- ---------------------------------------------------------------------------------------------
Total                                                                    17,211        16,429
- ---------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year                                    229           157
Notes payable                                                               978           941
Accounts payable                                                            806           698
Customer deposits                                                           102           103
Taxes accrued-
    Federal and state income                                                  -            34
    Other                                                                   153           172
Interest accrued                                                            190           186
Vacation pay accrued                                                         87            90
Miscellaneous                                                               233           190
- ---------------------------------------------------------------------------------------------
Total                                                                     2,778         2,571
- ---------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 9)                                4,007         3,979
Deferred credits related to income taxes (Note 9)                           987         1,051
Accumulated deferred investment tax credits                                 858           900
Prepaid capacity revenues                                                   138           144
Department of Energy assessments                                             92            98
Disallowed Plant Vogtle capacity buyback costs                               60            63
Storm damage reserves                                                        53            22
Miscellaneous                                                               858           654
- ---------------------------------------------------------------------------------------------
Total                                                                     7,053         6,911
- ---------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, 6, 7, 8, and 13)
Total Capitalization and Liabilities                                    $27,042       $25,911
==============================================================================================
The accompanying notes are an integral part of these balance sheets.


CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 1994 and 1993
The Southern Company and Subsidiary Companies 1994 Annual Report


================================================================================================
                                                          1994         1993      1994      1993
- ------------------------------------------------------------------------------------------------
                                                             (in millions)    (percent of total)
Common Stock Equity:
Common stock,  par value  $5 per share --
  Authorized -- 1 billion shares
  Outstanding -- 1994:  657 million shares,
      1993:  643 million shares (Note 10)              $ 3,283      $ 3,213
Paid-in capital                                          1,712        1,503
Retained earnings (Note 10)                              3,191        2,968
- -------------------------------------------------------------------------------------------------
Total common stock equity                                8,186        7,684      47.6 %    46.8 %
- -------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
  4.20% to 5.96%                                           199          199
  6.32% to 7.88%                                           205          205
  11.36%                                                    --            1
$25 par or stated value --
  $1.90 to $2.125                                          295          295
  6.40% to 7.60%                                           323          323
Auction rates -- at January 1, 1995:
  4.59% to 4.64%                                            70           70
Adjustable rates  --  January 1, 1995:
  6.07% to 6.86%                                           240          240
- -------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $90 million)       1,332        1,333       7.7       8.1
- -------------------------------------------------------------------------------------------------
Cumulative Preferred Securities of Subsidiaries:
$25 stated value --  9%                                    100           --
- -------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $9 million)      100           --       0.6        --
- -------------------------------------------------------------------------------------------------

At December 31, 1994 and 1993
The Southern Company and Subsidiary Companies 1994 Annual Report


===============================================================================================
                                                          1994         1993      1994      1993
- ------------------------------------------------------------------------------------------------
                                                             (in millions)    (percent of total)
Long-Term Debt of Subsidiaries:
First mortgage bonds --
  Maturity            Interest Rates
  --------            --------------
  1994                4 5/8%                                --           26
  1995                4 3/4 %                               --           11
  1995                5 1/8 %                              130          130
  1996                4 1/2 % to 6%                        210          235
  1997                5 7/8 %                               25           25
  1998                5% to 9.2%                           230          249
  1999                6 1/8% to 6 3/8%                     365          365
  2000 through 2004   6% to 7%                           1,250        1,215
  2005 through 2009   6 7/8% to 9%                         228          230
  2015 through 2019   9.23% to 10 5/8%                      65          215
  2020 through 2024   7.3% to 9 3/8%                     1,921        1,779
  2032                Variable rates                       200          200
- -----------------------------------------------------------------------------------------------
Total first mortgage bonds                               4,624        4,680
Other long-term debt (Note 11)                           3,261        2,962
Unamortized debt premium (discount), net                   (63)         (74)
- -----------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $570 million)                           7,822        7,568
Less amount due within one year (Note 12)                  229          156
 -----------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year      7,593        7,412      44.1      45.1
- ------------------------------------------------------------------------------------------------
Total Capitalization                                   $17,211      $16,429     100.0 %   100.0%
================================================================================================



CONSOLIDATED STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1994, 1993, and 1992

=========================================================================================================
                                                                                 1994      1993      1992
- ---------------------------------------------------------------------------------------------------------
                                                                                       (in millions)
Balance at Beginning of Year                                                    $1,503    $2,931    $2,908
Proceeds from sales of common stock over the par value -- 13.9 million,
  9.7 million, and 1.6 million shares in 1994, 1993, and 1992, respectively        209       179        23
Two-for-one stock split (Note 10)                                                   --    (1,607)       --
- -----------------------------------------------------------------------------------------------------------
Balance at End of Year                                                          $1,712    $1,503    $2,931
===========================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
The Southern Company and Subsidiary Companies 1994 Annual Report


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The Southern Company is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), and The Southern Development and Investment Group
(SDIG). The operating companies provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and subsidiary companies. Southern Communications, beginning in mid-1995, will provide digital wireless communications services -- over the 800-megahertz frequency band -- to The Southern Company's subsidiaries and also will market these services to the public within the Southeast. Southern Electric designs, builds, owns, and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. SDIG develops new business opportunities related to energy products and services.

    The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The operating companies also are subject to regulation by the FERC and their respective state regulatory commissions. The companies follow generally accepted accounting principles and comply with the accounting policies and practices prescribed by their respective commissions.

    All material intercompany items have been eliminated in consolidation. Consolidated retained earnings at December 31, 1994, include $2.8 billion of undistributed retained earnings of subsidiaries.

    Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Southern Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Consolidated Balance Sheets at December 31 relate to:

                                              1994      1993
                                             ----------------
                                              (in millions)
Deferred income taxes                       $1,454    $1,546
Deferred Plant Vogtle costs                    432       507
Premium on reacquired debt                     298       288
Demand-side programs                            97        49
Department of Energy assessments                79        87
Vacation pay                                    70        73
Deferred fuel charges                           51        83
Postretirement  benefits                        41        22
Work force reduction costs                      15         5
Deferred income tax credits                   (987)   (1,051)
Storm damage reserve                           (53)      (22)
Other, net                                     108        91
- -------------------------------------------------------------
Total                                       $1,605    $1,678
=============================================================

   In the event that a portion of the company's operations is no longer subject to the provisions of Statement No. 71, the company would be required to write off related regulatory assets and liabilities. In addition, the company would be required to determine any impairment to other assets, including plant, and write down the assets to their fair value.

Revenues and Fuel Costs

The operating companies accrue revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The operating companies' electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

   The company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1994, uncollectible accounts continued to average less than 1 percent of revenues.

The Southern Company and Subsidiary Companies 1994 Annual Report

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $152 million in 1994, $137 million in 1993, and $132 million in 1992. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel, which was scheduled to begin in 1998. However, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch, into 2009 at Plant Vogtle, and into 2012 and 2014 at Plant Farley units 1 and 2, respectively.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Alabama Power and Georgia Power -- based on its ownership interests -- estimate their remaining liability at December 31, 1994, under this law to be approximately $43 million and $33 million, respectively. These obligations are recorded in the Consolidated Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.2 percent in 1994 and 3.3 percent in both 1993 and 1992. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities.

    In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. Alabama Power and Georgia Power have external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over set periods of time as approved by the respective state public service commissions. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- at December 31, 1994, for Alabama Power's Plant Farley and Georgia Power's ownership interests in plants Hatch and Vogtle were as follows:

                                      Plant   Plant      Plant
                                     Farley   Hatch     Vogtle
                                     --------------------------
Site study basis (year)              1993      1994       1994

Decommissioning periods:
   Beginning year                    2017      2014       2027
   Completion year                   2029      2027       2038
- --------------------------------------------------------------
                                           (in millions)
Site study costs:
   Radiated structures               $409      $241       $193
   Non-radiated structures             75        34         43
   Other                               94        60         49
- --------------------------------------------------------------
Total                                $578      $335       $285
==============================================================
                                           (in millions)
Ultimate costs:
  Radiated structures              $1,258      $641     $  843
  Non-radiated structures             231        91        190
  Other                               289       160        215
- --------------------------------------------------------------
Total                              $1,778      $892     $1,248
==============================================================

The Southern Company and Subsidiary Companies 1994 Annual Report

                                     Plant     Plant      Plant
                                     Farley    Hatch      Vogtle
                                     ---------------------------
                                           (in millions)


Amount expensed in 1994                $18        $6          $6

Accumulated provisions:
   Balance in external trust
      funds                           $ 71       $33         $22
   Balance in internal reserves         51        29          10
- ----------------------------------------------------------------
Total                                 $122       $62         $32
================================================================

Assumed in ultimate costs:
   Inflation rate                      4.5%      4.4%       4.4%
   Trust earning rate                  7.0       6.0        6.0
- ----------------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity -- sinking fund -- method as approved by the respective state public service commissions. The decommissioning costs approved for ratemaking are $578 million for Plant Farley, $184 million for Plant Hatch, and $155 million for Plant Vogtle. These amounts for Georgia Power are the costs to decommission the radioactive portions of the plants based on 1990 site studies. Georgia Power's estimated ultimate costs, based on the 1990 studies, were $872 million and $1.4 billion for plants Hatch and Vogtle, respectively. Georgia Power expects the GPSC to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in regulatory requirements, changes in technology, and changes in costs of labor, materials, and equipment.

Income Taxes

The companies provide deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

     Effective January 1, 1993, The Southern Company adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 9 for additional information about Statement No. 109.

Plant Vogtle Phase-In Plans

In 1987 and 1989, the GPSC ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates under plans that meet the requirements of FASB Statement No. 92, Accounting for Phase-In Plans. Under these plans, Georgia Power deferred financing costs and depreciation expense until the allowed investment was fully reflected in rates as of October 1991. In 1991, the GPSC modified the Plant Vogtle phase-in plan to begin earlier amortization of the costs deferred under the plan. Also, the GPSC levelized capacity buyback expense from co-owners of Plant Vogtle. See Note 3 for additional information regarding Georgia Power's 1991 rate order. Previously, pursuant to two separate interim accounting orders by the GPSC, Georgia Power deferred substantially all operating expenses and financing costs related to Plant Vogtle. Under phase-in plans and accounting orders from the GPSC, Georgia Power deferred and began amortizing the costs -- recovered through rates -- related to Plant Vogtle as follows:

                                    1994        1993          1992
                                   -------------------------------
                                          (in millions)
Deferred capacity buybacks          $ 10        $ 38          $100
Amortization of
   deferred costs                    (85)        (74)          (69)
Income taxes                           -           -           (23)
- -------------------------------------------------------------------
Net (amortization) deferred          (75)        (36)            8
Effect of adoption of FASB
   Statement No. 109                   -         160             -
Deferred costs
   at beginning of year              507         383           375
- ------------------------------------------------------------------
Deferred costs
   at end of year                   $432        $507          $383
==================================================================

    Each GPSC order called for recovery of deferred costs within 10 years. Also, the orders authorized Georgia Power to impute a return similar to allowance for funds used during construction (AFUDC) on its investment in Plant Vogtle units 1 and 2 after the units began commercial operation.

AFUDC

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher

                                       20
NOTES (continued)
The Southern Company and Subsidiary Companies 1994 Annual Report

depreciation expense. The composite rates used by the operating companies to calculate AFUDC during the years 1992 through 1994 ranged from a before-income-tax rate of 5.0 percent to 11.3 percent. AFUDC, net of income tax, as a percent of consolidated net income was 2.3 percent in 1994, 1.7 percent in 1993, and 1.8 percent in 1992.

Utility Plant

Utility plant is stated at original cost less regulatory disallowances. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, The Southern Company's only financial instrument that the carrying amount did not approximate fair value at December 31 was as follows:

                                              Long-Term Debt
                                         -----------------------
                                         Carrying           Fair
Year                                       Amount          Value
- ----                                     --------          -----
                                               (in millions)
1994                                       $7,674         $7,373
1993                                        7,321          7,729
- ----------------------------------------------------------------

    The fair value of long-term debt was based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Vacation Pay

The operating companies' employees earn their vacation in one year and take it in the subsequent year. However, for ratemaking purposes, vacation pay is recognized as an allowable expense only when paid. Consistent with this ratemaking treatment, the companies accrue a current liability for earned vacation pay and record a current regulatory asset representing the future recoverability of this cost. The amount was $70 million and $73 million at December 31, 1994 and 1993, respectively. In 1995, an estimated 69 percent of the 1994 deferred vacation cost will be expensed, and the balance will be charged to construction and other accounts.

2.   RETIREMENT BENEFITS

Pension Plan

The system companies have defined benefit, trusteed, non-contributory pension plans that cover substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. Primarily, the companies use the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The system companies also provide certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Qualified trusts are funded to the extent deductible under federal income tax regulations or to the extent required by the operating companies' respective regulatory commissions. Amounts funded are primarily invested in debt and equity securities.

    Effective January 1, 1993, the system companies adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis

                                       21
NOTES (continued)
The Southern Company and Subsidiary Companies 1994 Annual Report


using a specified actuarial method, "benefit/years-of-service." In October 1993, the GPSC ordered Georgia Power to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional costs would be expensed in 1993 and the remaining costs would be deferred. An additional one-fifth of the costs would be expensed each succeeding year until the costs are fully reflected in cost of service in 1997. The costs deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998. For the other operating companies, the cost of postretirement benefits is reflected in rates on a current basis.

    Prior to 1993, the system companies, except for Georgia Power and Savannah Electric, recognized these benefit costs on an accrual basis using the "aggregate cost" actuarial method, which spreads the expected cost of such benefits over the remaining periods of employees' service as a level percentage of payroll costs. Consistent with regulatory treatment in those years, Georgia Power and Savannah Electric recognized these costs on a cash basis as payments were made. The total costs of such benefits recognized by system companies in 1992 were $42 million.

Funded Status and Cost of Benefits

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                       Pension
                                                  -------------------
                                                  1994           1993
                                                  --------------------
                                                     (in millions)
Actuarial present value of
 benefit obligation:
   Vested benefits                              $1,593         $1,534
   Non-vested benefits                              68             76
- ----------------------------------------------------------------------
Accumulated benefit obligation                   1,661          1,610
Additional amounts related to
 projected salary increases                        638            558
- ----------------------------------------------------------------------
Projected benefit obligation                     2,299          2,168
Less:
   Fair value of plan assets                     3,171          3,337
   Unrecognized net gain                          (789)        (1,060)
   Unrecognized prior service cost                  64             72
   Unrecognized transition asset                  (139)          (152)
- ----------------------------------------------------------------------
Prepaid asset recognized in the
 Consolidated Balance Sheets                    $    8         $   29
======================================================================


                                            Postretirement Medical
                                            ----------------------
                                              1994            1993
                                            ----------------------
                                                  (in millions)
Actuarial present value of
 benefit obligation:
   Retirees and dependents                   $293             $243
   Employees eligible to retire                40               48
   Other employees                            367              389
- -------------------------------------------------------------------
Accumulated benefit obligation                700              680
Less:
   Fair value of plan assets                  128               95
   Unrecognized net loss (gain)                22               76
   Unrecognized transition
     obligation                               394              419
- -------------------------------------------------------------------
Accrued liability recognized in the
 Consolidated Balance Sheets                 $156             $ 90
===================================================================


                                               Postretirement Life
                                               -------------------
                                                1994          1993
                                               -------------------
                                                   (in millions)
Actuarial present value of benefit obligation:
   Retirees and dependents                   $ 82          $ 75
   Employees eligible to retire                 -             -
   Other employees                             92            96
- -------------------------------------------------------------------
Accumulated benefit obligation                174           171
Less:
   Fair value of plan assets                   12             2
   Unrecognized net loss (gain)               (19)          (13)
   Unrecognized transition
     obligation                               106           113
- ------------------------------------------------------------------
Accrued liability recognized in the
 Consolidated Balance Sheets                 $ 75          $ 69
===================================================================

   The weighted average rates assumed in the actuarial calculations were:

                               1994            1993            1992
                              -------------------------------------
Discount                        8.0%            7.5%            8.0%
Annual salary increase          5.5             5.0             6.0
Long-term return on
   plan assets                  8.5             8.5             8.5
- --------------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 10.5 percent for 1994 decreasing gradually to 6.0 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed

The Southern Company and Subsidiary Companies 1994 Annual Report

medical care cost trend rate of 1 percent would increase the accumulated medical benefit obligation at December 31, 1994, by $130 million and the aggregate of the service and interest cost components of the net retiree medical cost by $18 million.

    Components of the plans' net costs are shown below:

                                                 Pension
                                         -----------------------
                                          1994    1993     1992
                                        ------------------------
                                              (in millions)
Benefits earned during the year          $  77   $  76     $ 75
Interest cost on projected
   benefit obligation                      160     156      146
Actual (return) loss on plan assets         75    (432)    (135)
Net amortization and deferral             (351)    186      (85)
- ----------------------------------------------------------------
Net pension cost (income)                $ (39)  $ (14)    $  1
================================================================

    Of the above net pension amounts, pension income of $29 million in 1994 and $9 million in 1993, and pension expense of $2 million in 1992, were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                           Postretirement Medical
                                           ----------------------
                                               1994         1993
                                           ----------------------
                                                 (in millions)
Benefits earned during the year               $ 26          $ 21
Interest cost on accumulated
   benefit obligation                           51            43
Amortization of transition obligation           21            22
Actual (return) loss on plan assets              2           (12)
Net amortization and deferral                  (10)            5
- -----------------------------------------------------------------
Net postretirement cost                       $ 90          $ 79
=================================================================

                                          Postretirement Life
                                          -------------------
                                              1994       1993
                                          -------------------
                                              (in millions)
Benefits earned during the year                $ 5        $ 6
Interest cost on accumulated
   benefit obligation                           13         13
Amortization of transition obligation            6          6
Actual (return) loss on plan assets              -          -
Net amortization and deferral                    -          -
- -------------------------------------------------------------
Net postretirement cost                        $24        $25
=============================================================

     Of the above net postretirement medical and life insurance costs recorded in 1994 and 1993, $77 million and $64 million were charged to operating expenses, $18 million and $21 million were deferred, and the remainder was charged to construction and other accounts, respectively.

Work Force Reduction Programs

The system companies have incurred additional costs for work force reduction programs. The costs related to these programs were $112 million, $35 million, and $37 million for the years 1994, 1993, and 1992, respectively. A portion of the cost of these programs was deferred and is being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $15 million at December 31, 1994.

3.   LITIGATION AND REGULATORY MATTERS

Stockholder Suit

In April 1991, two Southern Company stockholders filed a derivative action suit in the U.S. District Court for the Southern District of Georgia against certain current and former directors and officers of The Southern Company. The suit alleges violations of the Federal Racketeer Influenced and Corrupt Organizations Act (RICO) by officers and breaches of fiduciary duty and gross negligence by all defendants resulting from alleged fraudulent accounting for spare parts, illegal political campaign contributions, violations of federal securities laws involving misrepresentations and omissions in SEC filings, and concealment of the foregoing acts. The complaint seeks damages -- including treble damages pursuant to RICO -- in an unspecified amount, which if awarded, would be payable to The Southern Company. The plaintiffs' amended complaint was dismissed by the court in March 1992. The court ruled the plaintiffs had failed to present adequately their allegation that The Southern Company board of directors' refusal of an earlier demand by the plaintiffs was wrongful. In April 1994, the U.S. Court of Appeals for the 11th Circuit reversed the dismissal and remanded the case to the trial court, finding that allegations by the plaintiffs created a reasonable doubt that the board validly exercised its business judgment in refusing the earlier demand. This action is still pending.

Alabama Power Heat Pump Financing Suit

In September 1990, two customers of Alabama Power filed a civil complaint in the Circuit Court of Shelby County, Alabama, against Alabama Power seeking to represent all persons who, prior to June 23, 1989, entered into agreements with Alabama Power for the financing of heat pumps and other merchandise purchased from vendors other than Alabama Power. The plaintiffs contended that Alabama Power was required to obtain a license under the Alabama Consumer Finance Act to

The Southern Company and Subsidiary Companies 1994 Annual Report

engage in the business of making consumer loans. The plaintiffs were seeking an order declaring these agreements null and void and requiring Alabama Power to refund all payments -- principal and interest -- made under these agreements. The aggregate amount under these agreements, together with interest paid, currently is estimated to be $40 million.

    In June 1993, the court ordered Alabama Power to refund or forfeit interest of approximately $10 million because of Alabama Power's failure to obtain such license. However, the court's order did not require any refund or forfeiture with respect to any principal payments under the agreements at issue. Alabama Power has appealed the court's order to the Supreme Court of Alabama.

    The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the company's financial statements.

Georgia Power Potentially Responsible Party Status

In January 1995, Georgia Power and four other unrelated entities were notified by the EPA that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to a site in Brunswick, Georgia. While Georgia Power believes that the total amount of costs required for the cleanup of this site may be substantial, it is unable at this time to estimate either such total or the portion for which Georgia Power may be ultimately responsible.

    The final outcome of this matter cannot now be determined; however, in management's opinion -- based on the nature and extent of Georgia Power's activities relating to the site -- the final outcome will not have a material adverse effect on the company's financial statements.

Georgia Power Tax Litigation

In June 1994, a tax deficiency notice was received from the Internal Revenue Service (IRS) for the years 1984 through 1987 with regard to the tax accounting by Georgia Power for the sale in 1984 of an interest in Plant Vogtle and related capacity and energy buyback commitments. The potential tax deficiency and interest arising from this issue currently amount to approximately $28 million and $32 million, respectively. The tax deficiency relates to a timing issue as to when taxes are paid; therefore only the interest portion could affect future income. Management believes that the IRS position is incorrect, and Georgia Power has filed a petition with the U. S. Tax Court challenging the IRS position. In order to minimize additional interest charges should the IRS's position prevail, Georgia Power made a payment to the IRS related to the potential tax deficiency in September 1994.

    The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the company's financial statements.

Alabama Power Rate Adjustment Procedures

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The last rate adjustment was effective in January 1992. The rate adjustment procedures allow a return on common equity range of 13.0 percent to
14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In 1994, the APSC issued an order -- at Alabama Power's request -- allowing Alabama Power to establish a natural disaster reserve not to exceed $32 million and to change the procedure for estimating the accrual of revenues for service rendered but unbilled at the end of each month. This change increased unbilled revenues for September 1994 by $28 million, which offset the initial accrual for the natural disaster reserve for the same amount. Additional monthly accruals of $250 thousand will be made until the reserve maximum is attained. In addition, a moratorium on rate increases through the third quarter of 1995 was approved.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Georgia Power Demand-Side Conservation Programs

In October 1993, a Superior Court of Fulton County, Georgia, judge ruled that rate riders previously approved by the GPSC for recovery of Georgia Power's costs incurred in connection with demand-side conservation programs were unlawful. The judge held that the GPSC lacked statutory authority to approve

The Southern Company and Subsidiary Companies 1994 Annual Report

such rate riders except through general rate case proceedings and that those procedures had not been followed. Georgia Power suspended collection of the demand-side conservation costs and appealed the court's decision to the Georgia Court of Appeals. In December 1993, the GPSC approved Georgia Power's request for an accounting order allowing Georgia Power to defer all current unrecovered and future costs related to these programs until the superior court's decision is reversed or until the next general rate case proceedings. An association of industrial customers filed a petition for review of the accounting order in superior court.

    In July 1994, the Georgia Court of Appeals upheld the legality of the rate riders. In November 1994, the Supreme Court of Georgia denied petitions for review of this ruling. As a result, Georgia Power resumed collection under the rate riders in December 1994. In early 1995, the GPSC initiated a true-up proceeding to review Georgia Power's demand-side conservation program costs both incurred and expected to be incurred during 1995 in order to adjust rate riders accordingly. The proceeding will also address a plan for recovery of costs deferred under the accounting order. Georgia Power's costs related to these conservation programs through 1994 were $115 million, of which $18 million has been collected and the remainder deferred.

    The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the company's financial statements.

Georgia Power 1991 Rate Order; Phase-In Plan Modifications

Georgia Power received a rate order in 1991 from the GPSC that modified the Plant Vogtle phase-in plans to begin earlier amortization of the costs deferred under the plans. The amortization period began October 1991 -- rather than October 1994 as originally scheduled -- and extends through September 1999. In addition, the GPSC ordered the levelization of capacity buyback expense from the co-owners of Plant Vogtle over a six-year period beginning October 1991. This results in net cost deferrals during the first three years and subsequent amortization of the deferred amounts in the last three years.

Mississippi Power Retail Rate Adjustment Plan

Mississippi Power's retail base rates have been set under a Performance Evaluation Plan (PEP) since 1986 with various modifications. In January 1994, the Mississippi Public Service Commission (MPSC) approved PEP-2. Under PEP-2, Mississippi Power's rate of return is measured on retail net investment. Also, three indicators are used to evaluate Mississippi Power's performance with emphasis on price and service to the customer. In addition, PEP-2 provides for the sharing of rate adjustments based on low rates and on the performance rating. The evaluation periods for PEP-2 are semiannual. Any change in rates is limited to 2 percent of retail revenues per period. PEP-2 will remain in effect until the MPSC modifies or terminates the plan.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts. Any change in the rate of return on common equity that may require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds began in October 1994 and is scheduled to continue until January 1996.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings, and refunds were ordered, the amount of refunds could range up to approximately $77 million at December 31, 1994. Although the final outcome of this matter cannot now be determined, in management's opinion, the final outcome will not result in

The Southern Company and Subsidiary Companies 1994 Annual Report


changes that would have a material adverse effect on the company's financial statements.

4.   CONSTRUCTION PROGRAM

General

The operating companies are engaged in continuous construction programs, currently estimated to total some $1.4 billion in 1995, $1.3 billion in 1996, and $1.3 billion in 1997. These estimates include AFUDC of $40 million in 1995, $30 million in 1996, and $33 million in 1997. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1994, significant purchase commitments were outstanding in connection with the construction program. The operating companies do not have any new baseload generating plants under construction. However, within the service area, the construction of combustion turbine peaking units of approximately 1,100 megawatts is planned to be completed by 1997. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

    See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

Rocky Mountain Project Status

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric project in 1991 as then planned was not economically justifiable and reasonable and withheld authorization for Georgia Power to spend funds from approved securities issuances on that project. In 1988, Georgia Power and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the project, as discussed in Note 6. However, full recovery of Georgia Power's costs depends on the GPSC's treatment of the project's costs and the disposition of the project's capacity output. In the event the GPSC does not allow full recovery of the project costs, then the portion not allowed may have to be written off. AFUDC accrued on the Rocky Mountain project has not been credited to income or included in the project cost since December 1985. If accrual of AFUDC is not resumed, Georgia Power's portion of the estimated total plant additions at completion would be approximately $200 million. The plant is scheduled to be in commercial operation in 1995.

    The ultimate outcome of this matter cannot now be determined.

5.   FINANCING, INVESTMENT, AND COMMITMENTS

General

In early 1995, The Southern Company sold -- through a public offering -- 5 million shares of common stock with proceeds totaling $103 million. The company may require additional equity capital during the remainder of 1995. The amount and timing of additional equity capital to be raised in 1995 -- as well as in subsequent years --will be contingent on The Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

    The operating companies' construction programs are expected to be financed primarily from internal sources. Short-term debt will be utilized if necessary; the amounts available are discussed below. The subsidiary companies may issue additional long-term debt and preferred stock primarily for the purposes of debt maturities and for redeeming higher-cost securities if market conditions permit.

Southern Electric Investments

Southern Electric's investments in generating facilities in domestic and various foreign markets were approximately $436 million at December 31, 1994. The consolidated financial statements reflect these investments in majority-owned or controlled subsidiaries on a consolidated basis and other investments on an equity basis.

The Southern Company and Subsidiary Companies 1994 Annual Report

Bank Credit Arrangements

At the beginning of 1995, unused credit arrangements with banks totaled $1.4 billion, of which approximately $875 million expires at various times during 1995 and 1996; $41 million expires at May 1, 1997; $25 million expires at May 31, 1997; $400 million expires at June 30, 1997; and $40 million expires at December 1, 1997.

    Georgia Power's revolving credit agreements of $60 million, of which $41 million remained unused as of December 31, 1994, expire May 1, 1997. During the term of these agreements, Georgia Power may convert short-term borrowings into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Georgia Power's option. In connection with these credit arrangements, Georgia Power agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

    Gulf Power has $25 million of revolving credit agreements expiring May 31, 1997. These agreements allow short-term and/or term borrowings with various terms and conditions regarding repayment. In connection with these credit arrangements, Gulf Power agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

    The $400 million expiring June 30, 1997, is under revolving credit arrangements with several banks providing The Southern Company, Alabama Power, and Georgia Power up to the total credit amount of $400 million. To provide liquidity support to commercial paper programs, $135 million and $165 million of the $400 million available credit are currently dedicated to the exclusive use of Alabama Power and Georgia Power, respectively. During the term of these agreements, short-term borrowings may be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Mississippi Power has $40 million of revolving credit agreements expiring December 1, 1997. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Mississippi Power's option. In connection with these credit arrangements, Mississippi Power agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

    Savannah Electric's revolving credit arrangements of $20 million, of which $11 million remained unused as of December 31, 1994, expire December 31, 1996. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Savannah Electric's option. In connection with these credit arrangements, Savannah Electric agrees to pay commitment fees based on the unused portions of the commitments.

     A portion of the $1.4 billion unused credit arrangements with banks -- discussed earlier -- is dedicated to provide liquidity support to the companies' variable rate pollution control bonds. The amount of credit lines dedicated at December 31, 1994, was $293 million.

     In connection with all other lines of credit, the companies have the option of paying fees or maintaining compensating balances, which are substantially all the cash of the companies except for daily working funds and similar items. These balances are not legally restricted from withdrawal.

     In addition, the companies from time to time borrow under uncommitted lines of credit with banks, and in the case of Alabama Power and Georgia Power, through commercial paper programs that have the liquidity support of committed bank credit arrangements.

The Southern Company and Subsidiary Companies 1994 Annual Report


Assets Subject to Lien

The operating companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of the system's generating plants, the subsidiary companies have entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated long-term obligations were approximately $16 billion at December 31, 1994. Additional commitments for coal and nuclear fuel will be required in the future to supply the operating companies' fuel needs.

    To take advantage of lower-cost coal supplies, agreements were reached in 1986 for the payment of $121 million to terminate two contracts for the supply of coal to Plant Daniel, which is jointly owned by Gulf Power and Mississippi Power. Also, in March 1988, Gulf Power made an advance payment of $60 million to a coal supplier under an agreement to lower the cost of future coal purchased under an existing contract. These amounts are being amortized to expense.

Operating Leases

The operating companies have entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $15 million, $11 million, and $9 million for 1994, 1993, and 1992, respectively. At December 31, 1994, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                            Amounts
- ---                                           -----------
                                            (in millions)
1995                                            $ 18
1996                                              17
1997                                              17
1998                                              17
1999                                              17
2000 and thereafter                              242
- -------------------------------------------------------
Total minimum payments                          $328
=======================================================

6.  FACILITY SALES AND JOINT OWNERSHIP AGREEMENTS

In 1992, Alabama Power sold an undivided interest in units 1 and 2 of Plant Miller and related facilities to Alabama Electric Cooperative, Inc.

    Since 1975, Georgia Power has sold undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts, together with transmission facilities, to OPC, the Municipal Electric Authority of Georgia (MEAG), and the city of Dalton, Georgia. Georgia Power has completed three of four separate transactions to sell Unit 4 of Plant Scherer to two Florida utilities. See Note 7 for additional information concerning these sales. In addition, Georgia Power has joint ownership agreements with OPC for the Rocky Mountain project and with Florida Power Corporation (FPC) for a combustion turbine unit at Intercession City, Florida, both of which are discussed later.

    At December 31, 1994, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:


                              Jointly Owned Facilities
                              ------------------------
                       Percent      Amount of     Accumulated
                     Ownership      Investment    Depreciation
                    ----------     -----------    ------------
Plant Vogtle                              (in millions)
  (nuclear)              45.7%       $3,289              $628
Plant Hatch
  (nuclear)              50.1           842               346
Plant Miller
  (coal)
  Units 1 and 2          91.8           708               264
Plant Scherer
  (coal)
  Units 1 and 2           8.4           112                36
  Unit 4                 16.6           119                18
Plant Wansley
  (coal)                 53.5           287               129
Rocky Mountain
  (pumped storage)       25.0*          199                 -
- -------------------------------------------------------------

*Estimated ownership at date of completion.

    Georgia Power and OPC have a joint ownership agreement regarding the 848-megawatt Rocky Mountain pumped storage hydroelectric project. Under the agreement, Georgia Power will retain its present investment in the project and OPC will finance, complete, and operate the facility. Upon completion, Georgia

The Southern Company and Subsidiary Companies 1994 Annual Report


Power will own an undivided interest in the project equal to the proportion its investment bears to the total investment in the project (excluding each party's cost of funds and ad valorem taxes). Based on current cost estimates, Georgia Power's final ownership is estimated at approximately 25 percent of the project at completion. The plant is scheduled to be in commercial operation in 1995.

    In 1994, Georgia Power and FPC entered into a joint ownership agreement regarding the Intercession City combustion turbine unit. The unit is scheduled to be in commercial operation in early 1996, and will be constructed, operated, and maintained by FPC. Georgia Power will have a 33 percent interest in the 150-megawatt unit, with retention of 100 percent of the capacity from June through September. FPC will have the capacity the remainder of the year. Georgia Power's investment in the unit at completion is estimated to be $14 million. Also, Georgia Power entered into a separate four-year purchase power contract with FPC. Beginning in 1996, Georgia Power will purchase 400 megawatts of capacity. In 1998, this amount will decline to 200 megawatts for the remaining two years.

    Alabama Power and Georgia Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project and Intercession City -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

    In connection with a joint ownership arrangement at Plant Vogtle, Georgia Power has remaining commitments to purchase declining fractions of OPC's and MEAG's capacity and energy from this plant for periods of up to 10 years following commercial operation (and, with regard to a portion of the 5 percent additional interest in Plant Vogtle owned by MEAG, until the latter of the retirement of the plant or the latest stated maturity date of MEAG's bonds issued to finance such ownership interest). The payments for such capacity are required whether any capacity is available. The energy cost of these purchases is a function of each unit's variable operating costs. Except as noted below, the cost of such capacity and energy is included in purchased power in the Consolidated Statements of Income. Capacity payments totaled $129 million, $183 million, and $289 million for 1994, 1993, and 1992, respectively. Projected capacity payments for the next five years are as follows: $77 million in 1995; $70 million in 1996; $59 million in 1997; $59 million in 1998; and $59 million in 1999. Also, a portion of the above capacity payments relates to Plant Vogtle costs that were written off after being disallowed for retail ratemaking purposes.

    In 1991, the GPSC ordered that the Plant Vogtle capacity buyback expense be levelized over a six-year period. The amounts deferred and not expensed in the year paid totaled $38 million in 1993 and $100 million in 1992. In 1994, the amount deferred was exceeded by the amortization of amounts previously deferred by almost $1 million. The projected net amortization of the deferred expense is $49 million in 1995, $62 million in 1996, and $57 million in 1997.

7.   SALES OF INTERESTS IN PLANT SCHERER

Georgia Power has completed three of four separate transactions to sell Unit 4 of Plant Scherer to Florida Power & Light Company (FP&L) and Jacksonville Electric Authority (JEA) for a total price of approximately $808 million, including any gains on these transactions. FP&L would eventually own approximately 76.4 percent of the unit, with JEA owning the remainder. Georgia Power will continue to operate the unit.

    The completed and scheduled remaining transactions are as follows:

     Closing                              Percent
      Date            Capacity          Ownership         Amount
     ------           --------          ---------        -------
                    (megawatts)                     (in millions)
   July 1991              290              35.46%          $291
   June 1993              258              31.44            253
   June 1994              135              16.55            133
   June 1995              135              16.55            131
   -------------------------------------------------------------
   Total                  818             100.00%          $808
   =============================================================

     Plant Scherer -- a jointly owned coal-fired generating plant -- has four units with a total capacity of 3,272 megawatts. Unit 4 was completed in 1989. See Note 6 for information regarding current plant ownership.

8.   LONG-TERM POWER SALES AGREEMENTS

The operating subsidiaries of The Southern Company entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The

The Southern Company and Subsidiary Companies 1994 Annual Report


agreements for non-firm capacity expired in 1994. Other agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The capacity revenues have been as follows:

                               Unit          Other
    Year                      Power        Long-Term      Total
    ----                      ----------------------------------
                                         (in millions)
    1994                       $257            $19        $276
    1993                        312             38         350
    1992                        435             22         457

     In 1994, long-term non-firm power of 200 megawatts was sold to FPC under a contract that expired at year-end. In January 1995, the amount of unit power sales to FPC increased by 200 megawatts.

    Unit power from specific generating plants is currently being sold to FP&L, FPC, JEA, and the city of Tallahassee, Florida. Under these agreements, approximately 1,700 megawatts of capacity is scheduled to be sold during 1995. Thereafter, these sales will decline to some 1,600 megawatts and remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 -- until the expiration of the contracts in 2010.

9.   INCOME TAXES

Effective January 1, 1993, The Southern Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1994, the tax- related regulatory assets and liabilities were $1.5 billion and $1.0 billion, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of the federal and state income tax provisions are as follows:

                                           1994     1993      1992
                                          -------------------------
                                              (in millions)
Total provision for income taxes:
Federal --
   Currently payable                       $603     $424      $343
   Deferred -- current year                  67      224       225
            -- reversal of
                  prior years               (75)     (51)      (41)
   Deferred investment tax
    credits                                   -      (20)       (6)
- -------------------------------------------------------------------
                                            595      577       521
- -------------------------------------------------------------------
State --
   Currently payable                         86       64        50
   Deferred -- current year                  15       39        46
            -- reversal of
                  prior years               (11)      (3)       (9)
- -------------------------------------------------------------------
                                             90      100        87
- -------------------------------------------------------------------
Total                                       685      677       608
Less income taxes charged
   (credited) to other income               (26)     (57)      (39)
- -------------------------------------------------------------------
Federal and state income
   taxes charged to operations             $711     $734      $647
===================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                 1994         1993
                                             -----------------------
                                                   (in millions)
Deferred tax liabilities:
  Accelerated depreciation                     $2,637       $2,496
  Property basis differences                    1,647        1,741
  Deferred plant costs                            141          161
  Other                                           271          289
- ------------------------------------------------------------------
Total                                           4,696        4,687
- ------------------------------------------------------------------
Deferred tax assets:
  Federal effect of state deferred taxes          104          102
  Other property basis differences                278          292
  Deferred costs                                   79           69
  Pension and other benefits                       63           46
  Other                                           225          210
- ------------------------------------------------------------------
Total                                             749          719
- ------------------------------------------------------------------
Net deferred tax liabilities                    3,947        3,968
Portion included in current assets, net            60           11
- ------------------------------------------------------------------
Accumulated deferred income taxes
    in the Consolidated Balance Sheet          $4,007       $3,979
==================================================================

The Southern Company and Subsidiary Companies 1994 Annual Report

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $42 million in 1994, $36 million in 1993, and $41 million in 1992. At December 31, 1994, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                     1994      1993       1992
                                    ---------------------------
Federal statutory rate               35.0%     35.0%      34.0%
State income tax,
  net of federal deduction            3.3       3.7        3.4
Non-deductible book
  depreciation                        1.8       1.9        2.2
Difference in prior years'
  deferred and current tax rate      (1.5)     (1.3)      (1.5)
Other                                 0.3      (1.1)      (1.6)
- ---------------------------------------------------------------
Effective income tax rate            38.9%     38.2%      36.5%
===============================================================

    The Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.

10.   COMMON STOCK

Stock Distribution

In January 1994, The Southern Company board of directors authorized a two-for-one common stock split in the form of a stock distribution for each share held as of February 7, 1994. For all reported common stock data, the number of common shares outstanding and per share amounts for earnings, dividends, and market price reflect the stock distribution.

Shares Reserved

At December 31, 1994, a total of 15 million shares was reserved for issuance pursuant to the Dividend Reinvestment and Stock Purchase Plan, the Employee Savings Plan, Outside Directors Stock Plan, and the Executive Stock Option Plan.

Executive Stock Option Plan

The Southern Company's Executive Stock Option Plan authorizes the granting of non-qualified stock options to key employees of The Southern Company, including officers. Currently, 36 employees are eligible to participate in the plan. As of December 31, 1994, 42 current and former employees participated in the plan. The maximum number of shares of common stock that may be issued under the Executive Stock Option Plan may not exceed 6 million. The price of options granted to date has been at the fair market value of the shares on the date of grant. Options granted to date become exercisable pro rata over a maximum period of four years from date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the board of directors in accordance with the plan. Stock option activity in 1993 and 1994 is summarized below:

                                             Shares          Average
                                            Subject     Option Price
                                          To Option        Per Share
                                         ---------------------------
Balance at December 31, 1992              1,189,122           $15.02
Options granted                             359,492            21.22
Options canceled                                 --               --
Options exercised                          (183,804)           14.14
- --------------------------------------------------------------------
Balance at December 31, 1993              1,364,810            16.77
Options granted                             446,443            18.88
Options canceled                                  -                -
Options exercised                           (74,649)           14.81
- --------------------------------------------------------------------
Balance at December 31, 1994              1,736,604           $17.39
====================================================================
Shares reserved for future grants:
   At December 31, 1992                   4,073,936
   At December 31, 1993                   3,714,444
   At December 31, 1994                   3,268,001
- --------------------------------------------------------------------
Options exercisable:
   At December 31, 1993                     475,795
   At December 31, 1994                     793,989
- --------------------------------------------------------------------

Common Stock Dividend Restrictions

The income of The Southern Company is derived primarily from equity in earnings of its operating subsidiaries. At December 31, 1994, $1.8 billion of consolidated retained earnings was restricted against the payment by the operating companies of cash dividends on common stock under terms of bond indentures or charters.

The Southern Company and Subsidiary Companies 1994 Annual Report


11.   OTHER LONG-TERM DEBT

Details of other long-term debt at December 31 are as follows:

                                                1994         1993
                                                -----------------
                                                  (in millions)

Obligations incurred in connection
  with the sale by public authorities
  of tax-exempt pollution control
  revenue bonds:
Collateralized --
    5.375% to 9.375% due
       2004-2024                              $1,179       $  708
    Variable rate (5% to 6.25%
       at 1/1/95) due 2011-2024                  412           63
Non-collateralized --
    7.2 % to 12.25% due 2003-2014                  1          650
    6.75% to 10.6% due 2015-2017                 828          890
    5.8% due 2022                                 10           10
    Variable rate (2.95% to 3.7% at
       1/1/94) due 2011-2022                       -           92
- -----------------------------------------------------------------
                                               2,430        2,413
- -----------------------------------------------------------------
Capitalized lease obligations                    148          247
- -----------------------------------------------------------------
Notes payable:
    4.15% to 9.75% due 1994-1998                 153          144
    8.375% to 10% due 1997-1999                  196            -
    Adjustable rates (14.04% at
      1/1/95) due 1995                            26            -
    Adjustable rates (4% to 7.8% at
      1/1/95) due 1994-1996                      133          115
    Adjustable rates (5.5% to 8.14%
      at 1/1/95) due 1998-2019                   175           43
- -----------------------------------------------------------------
                                                 683          302
- -----------------------------------------------------------------
Total                                         $3,261       $2,962
=================================================================

   With respect to the collateralized pollution control revenue bonds, the operating companies have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. The net book value of capitalized leases was $126 million and $217 million at December 31, 1994 and 1993, respectively. At December 31, 1994, the composite interest rates for buildings and other were 9.7 percent and 10.7 percent, respectively. Sinking fund requirements and/or serial maturities through 1999 applicable to other long-term debt are as follows: $97 million in 1995; $166 million in 1996; $46 million in 1997; $29 million in 1998; and $23 million in 1999.

12. LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                   1994     1993
                                                   -------------
                                                   (in millions)
Bond improvement fund requirements                 $ 48     $ 51
Less:
    Portion to be satisfied by certifying
      property additions                             46        3
    Reacquired bonds                                  -       25
- ----------------------------------------------------------------
Cash sinking fund requirements                        2       23
First mortgage bond maturities
    and redemptions                                 130       44
Other long-term debt maturities
    (Note 11)                                        97       89
- ----------------------------------------------------------------
Total                                              $229     $156
================================================================

    The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 166 2/3 percent of such requirements.

13.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium

The Southern Company and Subsidiary Companies 1994 Annual Report

taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback interests -- is $159 million and $163 million, respectively, per incident but not more than an aggregate of $20 million and $21 million, respectively, to be paid for each incident in any one year.

    Alabama Power and Georgia Power are members of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. Alabama Power's and Georgia Power's maximum annual assessments are limited to $12 million and $15 million, respectively, under current policies.

    Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 21 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

     Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under current policies for Alabama Power and Georgia Power for excess property damage would be $27 million and $25 million, respectively. The maximum replacement power assessments are $10 million for Alabama Power and $13 million for Georgia Power.

     For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    Alabama Power and Georgia Power participate in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, Alabama Power and Georgia Power could be subject to a maximum total assessment of approximately $6 million each.

    All retrospective assessments -- whether generated for liability, property, or replacement power -- may be subject to applicable state premium taxes.

14.   QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly financial data for 1994 and 1993 are as follows:

                                                                                              Per Common Share*
                                                                                ------------------------------------------------
                              Operating      Operating     Consolidated                                          Price Range
 Quarter Ended                Revenues         Income       Net Income          Earnings       Dividends        High      Low
 -------------                -----------------------------------------         ------------------------------------------------
                                            (in millions)
   March 1994                    $1,932          $330            $142             $0.22          $0.295         22        18 1/2
   June 1994                      2,069           440             256              0.39           0.295         20 1/2    17 3/4
   September 1994                 2,381           607             416              0.64           0.295         20        17
   December 1994                  1,915           338             175              0.27           0.295         21        18 1/4

   March 1993                    $1,840          $377            $177             $0.28          $0.285         21 3/8    18 3/8
   June 1993                      2,068           426             250              0.39           0.285         22 1/2    19 3/8
   September 1993                 2,636           637             442              0.70           0.285         23        20 1/2
   December 1993                  1,945           325             133              0.20           0.285         23 5/8    20 3/4
- --------------------------------------------------------------------------------------------------------------------------------


Earnings for 1994 declined by $61 million or 9 cents per share as a result of work force reduction programs primarily recorded in the first quarter. *Common stock data reflect a two-for-one stock split in the form of a stock distribution for each share held as of February 7, 1994.
The company's business is influenced by seasonal weather conditions.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1994 Annual Report
(See Note Below)


==========================================================================================================
                                                                              1994        1993        1992
- ----------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                            $8,297      $8,489      $8,073
Consolidated Net Income (in millions)                                         $989      $1,002        $953
Earnings Per Share of Common Stock                                           $1.52       $1.57       $1.51
Cash Dividends Paid Per Share of Common Stock                                $1.18       $1.14       $1.10
Return on Average Common Equity  (percent)                                   12.47       13.43       13.42
Total Assets (in millions)                                                 $27,042     $25,911     $20,038
Gross Property Additions (in millions)                                      $1,536      $1,441      $1,105
- ----------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                         $8,186      $7,684      $7,234
Preferred stock                                                              1,332       1,333       1,351
Preferred and preference stock subject
    to mandatory redemption                                                     --          --           8
Preferred securities                                                           100          --          --
Long-term debt                                                               7,593       7,412       7,241
- ----------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                $17,211     $16,429     $15,834
==========================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                           47.6        46.8        45.7
Preferred stock                                                                8.3         8.1         8.6
Long-term debt                                                                44.1        45.1        45.7
- ----------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                  100.0       100.0       100.0
==========================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                             $12.47      $11.96      $11.43
Market price per share:
    High                                                                        22      23 5/8      19 1/2
    Low                                                                         17      18 3/8      15 1/8
    Close                                                                       20          22      19 1/4
Market-to-book ratio (year-end) (percent)                                    160.4       183.9       168.4
Price-earnings ratio (year-end) (times)                                       13.2        14.0        12.7
Dividends paid (in millions)                                                  $766        $726        $695
Dividend yield (year-end) (percent)                                            5.9         5.2         5.7
Dividend payout ratio (percent)                                               77.5        72.4        72.9
Cash coverage of dividends (year-end) (times)                                  2.7         2.9         2.8
Proceeds from sales of stock (in millions)                                    $279        $204         $30
Shares outstanding (in thousands):
    Average                                                                649,927     637,319     631,844
    Year-end                                                               656,528     642,662     632,917
Stockholders of record (year-end)                                          234,927     237,105     247,378
- ----------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                        $185      $2,185      $1,815
Retired                                                                        241       2,178       2,575
Preferred Stock (in millions):
Issued                                                                         $--        $426        $410
Retired                                                                          1         516         326
- ----------------------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                                  3,046       2,996       2,950
Commercial                                                                     439         427         414
Industrial                                                                      17          18          18
Other                                                                            5           4           4
- ----------------------------------------------------------------------------------------------------------
Total                                                                        3,507       3,445       3,386
==========================================================================================================
Employees (year-end)                                                        27,826      28,743      29,085
- ----------------------------------------------------------------------------------------------------------

Note: Common stock data reflect a two-for-one stock split in the form of a stock distribution for each share held as of February 7, 1994.

                                       34A


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1994 Annual Report
(See Note Below)


==========================================================================================================
                                                                              1991        1990        1989
- ----------------------------------------------------------------------------------------------------------
Operating Revenues  (in millions)                                           $8,050      $8,053      $7,620
Consolidated Net Income (in millions)                                         $876        $604        $846
Earnings Per Share of Common Stock                                           $1.39       $0.96       $1.34
Cash Dividends Paid Per Share of Common Stock                                $1.07       $1.07       $1.07
Return on Average Common Equity (percent)                                    12.74        8.85       12.49
Total Assets (in millions)                                                 $19,863     $19,955     $20,092
Gross Property Additions (in millions)                                      $1,123      $1,185      $1,346
- ----------------------------------------------------------------------------------------------------------
Capitalization  (in millions):
Common stock equity                                                         $6,976      $6,783      $6,861
Preferred stock                                                              1,207       1,207       1,209
Preferred and preference stock subject
    to mandatory redemption                                                    126         151         191
Preferred securities                                                            --          --          --
Long-term debt                                                               7,992       8,458       8,575
- ----------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                $16,301     $16,599     $16,836
==========================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                           42.8        40.9        40.8
Preferred stock                                                                8.2         8.2         8.3
Long-term debt                                                                49.0        50.9        50.9
- ----------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                  100.0       100.0       100.0
==========================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                             $11.05      $10.74      $10.87
Market price per share:
    High                                                                    17 3/8      14 5/8      14 7/8
    Low                                                                     12 7/8      11 1/2      11
    Close                                                                   17 1/8      13 7/8      14 1/2
Market-to-book ratio (year-end) (percent)                                    155.5       129.7       134.0
Price-earnings ratio (year-end) (times)                                       12.4        14.6        10.9
Dividends paid (in millions)                                                  $676        $676        $675
Dividend yield (year-end) (percent)                                            6.2         7.7         7.3
Dividend payout ratio (percent)                                               77.1       111.8        79.8
Cash coverage of dividends (year-end) (times)                                  2.5         2.8         2.6
Proceeds from sales of stock (in millions)                                     $--         $--          $4
Shares outstanding  (in thousands):
    Average                                                                631,307     631,307     631,303
    Year-end                                                               631,307     631,307     631,307
Stockholders of record (year-end)                                          254,568     263,046     273,751
- ----------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                        $380        $300        $280
Retired                                                                        881         146         201
Preferred Stock (in millions):
Issued                                                                        $100         $--         $--
Retired                                                                        125          96          21
- ----------------------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                                  2,903       2,865       2,824
Commercial                                                                     403         396         392
Industrial                                                                      18          18          18
Other                                                                            4           4           4
- ----------------------------------------------------------------------------------------------------------
Total                                                                        3,328       3,283       3,238
==========================================================================================================
Employees (year-end)                                                        30,402      30,263      30,530
- ----------------------------------------------------------------------------------------------------------

Note: Common stock data reflect a two-for-one stock split in the form of a stock distribution for each share held as of February 7, 1994.


                                       34B


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1994 Annual Report
(See Note Below)


==========================================================================================================
                                                                              1988        1987        1986
- ----------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                            $7,287      $7,204      $7,033
Consolidated Net Income  (in millions)                                        $846        $577        $903
Earnings Per Share of Common Stock                                           $1.36       $0.96       $1.56
Cash Dividends Paid Per Share of Common Stock                                $1.07       $1.07     $1.0325
Return on Average Common Equity (percent)                                    13.03        9.27       15.61
Total Assets  (in millions)                                                $19,731     $19,518     $18,483
Gross Property Additions  (in millions)                                     $1,754      $1,853      $2,367
- ----------------------------------------------------------------------------------------------------------
Capitalization  (in millions):
Common stock equity                                                         $6,686      $6,307      $6,133
Preferred stock                                                              1,259       1,139       1,214
Preferred and preference stock subject
    to mandatory redemption                                                    206         224         178
Preferred securities                                                            --          --          --
Long-term debt                                                               8,433       8,333       7,812
- ----------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                $16,584     $16,003     $15,337
==========================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                           40.3        39.4        40.0
Preferred stock                                                                8.8         8.5         9.1
Long-term debt                                                                50.9        52.1        50.9
- ----------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                  100.0       100.0       100.0
==========================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                             $10.60      $10.28      $10.35
Market price per share:
    High                                                                    12 1/8      14 1/2      13 5/8
    Low                                                                     10 1/8       8 7/8      10 1/8
    Close                                                                   11 1/8      11 1/8      12 5/8
Market-to-book ratio (year-end) (percent)                                    105.5       108.8       122.5
Price-earnings ratio (year-end) (times)                                        8.2        11.7         8.2
Dividends paid (in millions)                                                  $661        $628        $583
Dividend yield (year-end) (percent)                                            9.6         9.6         8.4
Dividend payout ratio (percent)                                               78.1       108.9        64.6
Cash coverage of dividends (year-end)  (times)                                 2.3         2.0         2.7
Proceeds from sales of stock (in millions)                                    $194        $247        $379
Shares outstanding  (in thousands):
    Average                                                                622,292     601,390     580,252
    Year-end                                                               630,898     613,565     592,364
Stockholders of record (year-end)                                          290,725     296,079     297,302
- ----------------------------------------------------------------------------------------------------------
First Mortgage Bonds  (in millions):
Issued                                                                        $335        $700        $735
Retired                                                                        273         369         875
Preferred Stock (in millions):
Issued                                                                        $120        $125        $100
Retired                                                                         10         160          53
- ----------------------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                                  2,781       2,733       2,675
Commercial                                                                     384         374         362
Industrial                                                                      18          18          17
Other                                                                            4           4           4
Total                                                                        3,187       3,129       3,058
==========================================================================================================
Employees (year-end)                                                        32,523      32,612      32,358
- ----------------------------------------------------------------------------------------------------------
Note: Common stock data reflect a two-for-one stock split in the form of a stock distribution for each share held as of February 7, 1994.

                                       34C


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1994 Annual Report
(See Note Below)


==============================================================================================
                                                                              1985        1984
- ----------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                            $6,999      $6,350
Consolidated Net Income (in millions)                                         $845        $735
Earnings Per Share of Common Stock                                           $1.56       $1.47
Cash Dividends Paid Per Share of Common Stock                               $0.975      $0.915
Return on Average Common Equity  (percent)                                   16.59       16.55
Total Assets (in millions)                                                 $16,855     $15,327
Gross Property Additions  (in millions)                                     $2,242      $2,130
- ----------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                         $5,443      $4,741
Preferred stock                                                              1,114       1,004
Preferred and preference stock subject
    to mandatory redemption                                                    194         206
Preferred securities                                                            --          --
Long-term debt                                                               7,220       6,774
- ----------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                $13,971     $12,725
Capitalization Ratios (percent):
Common stock equity                                                           38.9        37.3
Preferred stock                                                                9.4         9.5
Long-term debt                                                                51.7        53.2
- ----------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                  100.0       100.0
Other Common Stock Data:
Book value per share (year-end)                                              $9.72       $9.08
Market price per share:
    High                                                                    11 5/8       9 3/8
    Low                                                                      8 7/8       7 1/8
    Close                                                                   11 1/8       9 3/8
Market-to-book ratio (year-end) (percent)                                    114.5       103.9
Price-earnings ratio (year-end) (times)                                        7.1         6.4
Dividends paid (in millions)                                                  $512        $444
Dividend yield (year-end) (percent)                                            9.2        10.2
Dividend payout ratio (percent)                                               60.6        60.4
Cash coverage of dividends (year-end) (times)                                  2.6         3.1
Proceeds from sales of stock (in millions)                                    $373        $318
Shares outstanding  (in thousands):
    Average                                                                541,244     501,313
    Year-end                                                               560,063     522,018
Stockholders of record (year-end)                                          318,221     336,165
- ----------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                         $20        $150
Retired                                                                         69          71
Preferred Stock (in millions):
Issued                                                                        $150         $50
Retired                                                                          6           6
- ----------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                                  2,611       2,541
Commercial                                                                     348         336
Industrial                                                                      17          17
Other                                                                            4           4
- ----------------------------------------------------------------------------------------------
Total                                                                        2,980       2,898
==============================================================================================
Employees (year-end)                                                        32,354      31,753
- ----------------------------------------------------------------------------------------------
Note: Common stock data reflect a two-for-one stock split in the form of a stock distribution for each share held as of February 7, 1994.

The Southern Company and Subsidiary Companies 1994 Annual Report


==========================================================================================================
                                                                              1994        1993        1992
- ----------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                                 $2,560      $2,696      $2,402
Commercial                                                                   2,357       2,313       2,181
Industrial                                                                   2,162       2,200       2,126
Other                                                                           70          68          64
- ----------------------------------------------------------------------------------------------------------
Total retail                                                                 7,149       7,277       6,773
Sales for resale within service area                                           360         447         409
Sales for resale outside service area                                          505         613         797
- ----------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                     8,014       8,337       7,979
Other revenues                                                                 283         152          94
- ----------------------------------------------------------------------------------------------------------
Total                                                                       $8,297      $8,489      $8,073
==========================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                                 35,836      36,807      33,627
Commercial                                                                  34,080      32,847      31,025
Industrial                                                                  50,311      48,738      47,816
Other                                                                          844         814         777
- ----------------------------------------------------------------------------------------------------------
Total retail                                                               121,071     119,206     113,245
Sales for resale within service area                                         8,151      13,258      12,107
Sales for resale outside service area                                       10,769      12,445      16,632
- ----------------------------------------------------------------------------------------------------------
Total                                                                      139,991     144,909     141,984
==========================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                   7.14        7.32        7.14
Commercial                                                                    6.92        7.04        7.03
Industrial                                                                    4.30        4.51        4.45
Total retail                                                                  5.90        6.10        5.98
Sales for resale                                                              4.57        4.12        4.20
Total sales                                                                   5.72        5.75        5.62
Average Annual Kilowatt-Hour Use Per Residential Customer                   11,851      12,378      11,490
Average Annual Revenue Per Residential Customer                            $846.48     $906.60     $820.67
Plant Nameplate Capacity Ratings (year-end) (megawatts)                     29,932      29,513      29,830
Maximum Peak-Hour Demand  (megawatts):
Winter                                                                      22,254      19,432      19,121
Summer                                                                      24,546      25,937      24,146
System Reserve Margin (at peak) (percent)                                     19.3        13.2        14.3
Annual Load Factor (percent)                                                  63.5        59.4        60.3
Plant Availability (percent):
Fossil-steam                                                                  85.2        87.9        88.6
Nuclear                                                                       89.8        85.9        85.2
- ----------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                          70.8        73.0        71.7
Nuclear                                                                       17.9        16.3        16.2
Hydro                                                                          4.7         3.9         4.6
Oil and gas                                                                    0.9         0.9         0.5
Purchased power                                                                5.7         5.9         7.0
- ----------------------------------------------------------------------------------------------------------
Total                                                                        100.0       100.0       100.0
==========================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                         10,010       9,994       9,976
Cost of fuel per million BTU (cents)                                        155.81      166.85      162.58
Average cost of fuel per net kilowatt-hour generated (cents)                  1.56        1.67        1.62
- ----------------------------------------------------------------------------------------------------------

                                       36A

The Southern Company and Subsidiary Companies 1994 Annual Report


==========================================================================================================
                                                                              1991        1990        1989
- ----------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                                 $2,391      $2,342      $2,194
Commercial                                                                   2,122       2,062       1,965
Industrial                                                                   2,088       2,085       2,011
Other                                                                           65          64          60
- ----------------------------------------------------------------------------------------------------------
Total retail                                                                 6,666       6,553       6,230
Sales for resale within service area                                           417         412         401
Sales for resale outside service area                                          884         977         928
- ----------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                     7,967       7,942       7,559
Other revenues                                                                  83         111          61
- ----------------------------------------------------------------------------------------------------------
Total                                                                       $8,050      $8,053      $7,620
==========================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                                 33,622      33,118      31,627
Commercial                                                                  30,379      29,658      28,454
Industrial                                                                  46,050      45,974      45,022
Other                                                                          817         806         787
- ----------------------------------------------------------------------------------------------------------
Total retail                                                               110,868     109,556     105,890
Sales for resale within service area                                        12,320      11,134      11,419
Sales for resale outside service area                                       19,839      24,402      24,228
- ----------------------------------------------------------------------------------------------------------
Total                                                                      143,027     145,092     141,537
==========================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                   7.11        7.07        6.94
Commercial                                                                    6.99        6.96        6.91
Industrial                                                                    4.53        4.53        4.47
Total retail                                                                  6.01        5.98        5.88
Sales for resale                                                              4.05        3.91        3.73
Total sales                                                                   5.57        5.47        5.34
Average Annual Kilowatt-Hour Use Per Residential Customer                   11,659      11,637      11,287
Average Annual Revenue Per Residential Customer                            $829.18     $822.93     $782.90
Plant Nameplate Capacity Ratings (year-end) (megawatts)                     29,915      29,532      29,532
Maximum Peak-Hour Demand (megawatts):
Winter                                                                      19,166      17,629      20,772
Summer                                                                      25,261      25,981      24,399
System Reserve Margin (at peak) (percent)                                     16.5        14.0        21.0
Annual Load Factor  (percent)                                                 58.3        56.6        58.6
Plant Availability (percent):
Fossil-steam                                                                  91.3        91.9        92.2
Nuclear                                                                       83.4        83.0        87.0
- ----------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                          72.6        72.1        71.5
Nuclear                                                                       16.2        15.6        15.7
Hydro                                                                          4.4         4.4         5.2
Oil and gas                                                                    0.6         1.3         1.1
Purchased power                                                                6.2         6.6         6.5
- ----------------------------------------------------------------------------------------------------------
Total                                                                        100.0       100.0       100.0
==========================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                         10,022      10,065      10,086
Cost of fuel per million BTU (cents)                                        168.28      172.81      171.00
Average cost of fuel per net kilowatt-hour generated (cents)                  1.69        1.74        1.72
- ----------------------------------------------------------------------------------------------------------

                                       36B

The Southern Company and Subsidiary Companies 1994 Annual Report

==========================================================================================================
                                                                              1988        1987        1986
- ----------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                                 $2,103      $2,042      $1,996
Commercial                                                                   1,835       1,692       1,613
Industrial                                                                   1,945       1,870       1,845
Other                                                                           56          54          52
- ----------------------------------------------------------------------------------------------------------
Total retail                                                                 5,939       5,658       5,506
Sales for resale within service area                                           480         461         511
Sales for resale outside service area                                          777       1,028         957
- ----------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                     7,196       7,147       6,974
Other revenues                                                                  91          57          59
- ----------------------------------------------------------------------------------------------------------
Total                                                                       $7,287      $7,204      $7,033
==========================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                                 31,041      30,583      29,501
Commercial                                                                  27,005      25,593      24,166
Industrial                                                                  43,675      42,113      40,503
Other                                                                          763         737         723
- ----------------------------------------------------------------------------------------------------------
Total retail                                                               102,484      99,026      94,893
Sales for resale within service area                                        14,806      13,282      14,347
Sales for resale outside service area                                       15,860      22,905      16,909
- ----------------------------------------------------------------------------------------------------------
Total                                                                      133,150     135,213     126,149
==========================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                   6.77        6.68        6.77
Commercial                                                                    6.79        6.61        6.67
Industrial                                                                    4.45        4.44        4.56
Total retail                                                                  5.80        5.71        5.80
Sales for resale                                                              4.10        4.11        4.69
Total sales                                                                   5.40        5.29        5.53
Average Annual Kilowatt-Hour Use Per Residential Customer                   11,255      11,307      11,157
Average Annual Revenue Per Residential Customer                            $762.42     $754.96     $754.93
Plant Nameplate Capacity Ratings (year-end) (megawatts)                     27,552      27,610      26,262
Maximum Peak-Hour Demand (megawatts):
Winter                                                                      18,685      18,185      19,665
Summer                                                                      23,641      23,194      23,255
System Reserve Margin (at peak) (percent)                                     15.0        16.2        11.4
Annual Load Factor (percent)                                                  59.8        58.7        57.2
Plant Availability (percent):
Fossil-steam                                                                  91.3        91.2        90.3
Nuclear                                                                       78.4        84.5        74.2
- ----------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                          77.7        77.8        79.4
Nuclear                                                                       14.5        13.1        11.5
Hydro                                                                          2.3         3.3         2.2
Oil and gas                                                                    0.7         0.6         0.9
Purchased power                                                                4.8         5.2         6.0
- ----------------------------------------------------------------------------------------------------------
Total                                                                        100.0       100.0       100.0
==========================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                         10,094      10,122      10,171
Cost of fuel per million BTU (cents)                                        170.36      176.64      185.89
Average cost of fuel per net kilowatt-hour generated (cents)                  1.72        1.78        1.89
- ----------------------------------------------------------------------------------------------------------

                                       36C

The Southern Company and Subsidiary Companies 1994 Annual Report


==============================================================================================
                                                                              1985        1984
- ----------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                                 $1,825      $1,751
Commercial                                                                   1,512       1,410
Industrial                                                                   1,830       1,790
Other                                                                           50          47
- ----------------------------------------------------------------------------------------------
Total retail                                                                 5,217       4,998
Sales for resale within service area                                           436         456
Sales for resale outside service area                                        1,289         854
- ----------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                     6,942       6,308
Other revenues                                                                  57          42
- ----------------------------------------------------------------------------------------------
Total                                                                       $6,999      $6,350
==============================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                                 27,088      26,163
Commercial                                                                  22,512      20,816
Industrial                                                                  39,804      39,055
Other                                                                          713         663
- ----------------------------------------------------------------------------------------------
Total retail                                                                90,117      86,697
Sales for resale within service area                                        11,079      11,193
Sales for resale outside service area                                       27,881      21,374
- ----------------------------------------------------------------------------------------------
Total                                                                      129,077     119,264
==============================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                   6.74        6.69
Commercial                                                                    6.71        6.77
Industrial                                                                    4.60        4.58
Total retail                                                                  5.79        5.76
Sales for resale                                                              4.43        4.02
Total sales                                                                   5.38        5.29
Average Annual Kilowatt-Hour Use Per Residential Customer                   10,515      10,434
Average Annual Revenue Per Residential Customer                            $708.46     $698.26
Plant Nameplate Capacity Ratings (year-end) (megawatts)                     26,262      25,397
Maximum Peak-Hour Demand (megawatts):
Winter                                                                      19,347      16,353
Summer                                                                      21,778      20,210
System Reserve Margin (at peak) (percent)                                     17.6        32.8
Annual Load Factor (percent)                                                  57.4        58.9
Plant Availability (percent):
Fossil-steam                                                                  90.5        90.5
Nuclear                                                                       80.3        66.9
- ----------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                          78.5        77.3
Nuclear                                                                       12.0        11.8
Hydro                                                                          3.1         5.6
Oil and gas                                                                    0.3         0.2
Purchased power                                                                6.1         5.1
- ----------------------------------------------------------------------------------------------
Total                                                                        100.0       100.0
==============================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                         10,193      10,208
Cost of fuel per million BTU (cents)                                        191.24      191.44
Average cost of fuel per net kilowatt-hour generated (cents)                  1.95        1.95
- ----------------------------------------------------------------------------------------------